UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549
                                            SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                  MagneTek Inc.
--------------------------------------------------------------------------------
                                     (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                              (Title of Class of Securities)

                                    559424106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                             SCHEDULE 13G

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) [X]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5      SOLE VOTING POWER
                                  0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6      SHARED VOTING POWER
                                  449,885

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  625,685

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            625,685

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            |_|

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            2.20%

    12      TYPE OF REPORTING PERSON
            OO, IA

                                             SCHEDULE 13G

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  [X]
   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  449,885

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  625,685

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             625,685

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES       |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.20%

    12       TYPE OF REPORTING PERSON

             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                                (b) [X]

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  449,885

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  625,685

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             625,685

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.20%

    12       TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  [X]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6      SHARED VOTING POWER
                                  449,885

                           7      SOLE DISPOSITIVE POWER
                                  0

                           8      SHARED DISPOSITIVE POWER
                                  625,685

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             625,685

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.20%

    12       TYPE OF REPORTING PERSON
             HC

Item 1.    (a).    Name of Issuer: MagneTek Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                   1090 Wilshire Boulevard
                   Suite 850
                   Los Angeles, CA 90024

Item 2.    (a).    Name of Person Filing:

                  (i)    Ironwood  Capital  Management,  LLC ("ICM")
                  (ii)   Warren J. Isabelle  ("Isabelle")
                  (iii)  Richard L. Droster  ("Droster")
                  (iv)   Donald Collins ("Collins")

               (b). Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM
                  21 Custom House Street
                  Boston, MA 02110

             (c). Citizenship or Place of Organization:

                  ICM:              Massachusetts
                  Isabelle:         American
                  Droster:          American
                  Collins:          American

             (d). Title of Class of Securities: Common Stock

             (e). CUSIP Number: 559424106

Item 3.            If  this   statement   is  filed   pursuant  to  sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
                   (c)         [ ]  Insurance  company  as  defined  in  section
                               3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d)         [ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)         [x] An  investment  adviser  in  accordance  with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j) [ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).

Item 4.            Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).   Amount  beneficially  owned:
                  (i)    ICM: 625,685
                  (ii)   Isabelle: 625,685
                  (iii)  Droster: 625,685
                  (iv)   Collins: 625,685

           (b).   Percent of class:
                  (i)    ICM: 2.20%
                  (ii)   Isabelle: 2.20%
                  (iii)  Droster: 2.20%
                  (iv)   Collins: 2.20%


           (c).   Number of shares as to which the person has:

                    (1) Sole power to vote or to direct the vote:

                           (i)   ICM: 0
                           (ii)  Isabelle: 0
                           (iii) Droster: 0
                           (iv)  Collins: 0

                    (2) Shared power to vote or to direct the vote:

                           (i)   ICM: 449,885
                           (ii)  Isabelle: 449,885
                           (iii) Droster: 449,885
                           (iv)  Collins: 449,885

                    (3)  Sole power to dispose or to direct the disposition of:

                           (i)   ICM: 0
                           (ii)  Isabelle: 0
                           (iii) Droster: 0
                           (iv)  Collins: 0



                    (4) Shared power to dispose or to direct the disposition of:

                           (i) ICM: 625,685
                           (ii) Isabelle: 625,685
                           (iii) Droster: 625,685
                           (iv) Collins: 625,685

Item 5.           Ownership  of Five  Percent  or Less of a  Class: [X]

                  This statement is being filed to report that the reporting persons have ceased to be the owners of five percent of the class of securities.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                             SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             IRONWOOD CAPITAL MANAGEMENT, LLC

Date: February 7, 2005      By:                    *
                               -----------------------------------
                               Warren J. Isabelle, Manager


Date:  February 7, 2005                             *
                               -----------------------------------
                               Warren J. Isabelle, Manager


Date:  February 7, 2005                             *
                               -----------------------------------
                               Richard L. Droster, Executive Vice President


Date:  February 7, 2005                            *
                               -----------------------------------
                               Donald Collins, Senior Portfolio Manager


By:      /s/ Gary S. Saks                                       February 7, 2005
         -------------------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                   IRONWOOD CAPITAL MANAGEMENT, LLC

Date:  February 7, 2005                          *
                                   -----------------------------------
                                   Warren J. Isabelle, Manager


Date:  February 7, 2005                          *
                                   -----------------------------------
                                   Warren J. Isabelle


Date:  February 7, 2005                          *
                                   -----------------------------------
                                   Richard L. Droster


Date:  February 7, 2005                          *
                                   ---------------------------
                                   Donald Collins


By:      /s Gary S. Saks                                 February 7, 2005
         -------------------------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.